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                                                                Exhibit 4.2

                      FORM OF PLACEMENT AGENT WARRANT

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold, or otherwise transferred except pursuant to an effective registration under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

                           Nations Express, Inc.

               Incorporated under the laws of North Carolina

             WARRANT TO PURCHASE       SHARES OF COMMON STOCK

   This certifies that, for value received,       ,       , the registered
holder hereof or assigns (the "Warrantholder"), is entitled to purchase from Nations Express, Inc. (the "Company"), at anytime during the period commencing
at    am eastern standard time, on      and expiring at      pm eastern
standard time, on       at the purchase price per share of $    (the "Exercise
Price"), the number of shares of Common Stock of the Company set forth above (the "Shares").

   The Warrants evidenced hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the purchase form attached hereto duly executed and simultaneous payment of the Warrant Price at the principal office of the Company. Payment of such price shall be made at the option of the Warrantholder in cash or by check.

   The warrants evidenced hereby represent the right to purchase an aggregate
of up to      Shares, and are issued under and in accordance with Warrant
Agreement between the Company and      .

   Upon any partial exercise of the Warrants evidenced hereby, there shall be signed and issued to the Warrantholder a new Warrant Certificate in respect of the Shares and to which the Warrants evidenced hereby shall not have been exercised. These Warrants may be exchanged at the office of the Company by surrender of this Warrant Certificate properly endorsed for one or more new Warrants of the same aggregate number of shares as here evidenced by the Warrant or Warrants exchanged. No fractional shares of Common Stock will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. These Warrants are transferable at the Office of the Company in the manner and subject to the limitations set forth in the Warrant Agreement.

This Warrant Certificate does not entitle any Warrantholder to any of the rights of a stockholder of the Company.

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Dated:               Nations Express, Inc.
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By:                 By:
Secretary           President
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